Exhibit 99.1

PORT ANGELES, Wash., Oct. 25, 2024 (GLOBE NEWSWIRE)

CORRECTING and RESTATING

First Northwest Bancorp Reports Second Quarter 2024 Financial Results

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or the "Company"), the holding company for First Fed Bank (the "Bank"), announced corrections to its press release issued on Thursday, July 25, 2024, as a result of restating its financials for the quarter ended June 30, 2024. The corrected and restated release follows, and should be read together with the Company's concurrently issued Amendment No. 1 to its Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2024, which provides additional information concerning the restatement.

"In spite of challenging times for the entire industry as a result of the rate environment, First Northwest executed on a balance sheet restructure strategy. The restructure included a sale-leaseback transaction for six of our branches, a restructure of our bank-owned life insurance policies, two securities loss sale transactions, two balance sheet hedges against fixed rate loans and municipal bonds and the sale of our Visa B shares," commented Matthew P. Deines, President and CEO. "As a result, we reached an inflection point for the net interest margin in the second quarter after declines for the preceding five quarters. We also reduced wholesale funding reliance in the current quarter, and today are announcing significant expense reduction through a reduction in force which we expect will positively impact earnings in the second half of 2024 and into 2025. We still have substantial work to do in order to produce stronger earnings. However, we believe we have laid the groundwork for improved earnings moving forward as lower yielding assets reprice, payoff and paydown in line with contractual commitments.

"First Northwest continues our efforts to deemphasize real estate lending to focus on generating loans and deposits from small-to-medium sized businesses in our markets. Year-to-date in 2024, real estate loans are essentially flat, while non-real estate loans increased by 11%, or approximately $41 million. We believe that this diversification strategy will decrease interest rate risk and will allow us to build stronger relationships with businesses in our footprint.

"There was a substantial increase to our provision for credit losses this quarter. This was related to two borrowing relationships which we have been managing closely since the beginning of 2023 and losses recorded for three smaller relationships. We have appointed a receiver for both of the larger relationships and we are working to resolve these problem assets as quickly as possible."

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on August 23, 2024, to shareholders of record as of the close of business on August 9, 2024.

2024 FINANCIAL RESULTS	2Q 24 (Restated)	1Q 24	2Q 23	2024 YTD (Restated)	2023 YTD
OPERATING RESULTS (in millions)
Net (loss) income	$(2.2)	$0.4	$1.8	$(1.8)	$5.3
Pre-provision net interest income	14.2	13.9	16.0	28.2	32.3
Noninterest expense	15.6	14.3	15.2	29.9	30.1
Total revenue, net of interest expense *	21.6	16.1	17.7	37.7	36.3
PER SHARE DATA
Basic and diluted (loss) earnings	$(0.25)	$0.04	$0.20	$(0.21)	$0.59
Book value	16.81	17.00	16.56	16.81	16.56
Tangible book value *	16.64	16.83	16.39	16.64	16.39
BALANCE SHEET (in millions)
Total assets	$2,216	$2,240	$2,163	$2,216	$2,163
Total loans	1,698	1,711	1,638	1,698	1,638
Total deposits	1,708	1,667	1,653	1,708	1,653
Total shareholders' equity	159	161	160	159	160
ASSET QUALITY
Net charge-off ratio (1)	1.70%	0.19%	0.10%	0.95%	0.05%
Nonperforming assets to total assets	1.07	0.87	0.12	1.07	0.12
Allowance for credit losses on loans
to total loans	1.14	1.05	1.06	1.14	1.06
Nonaccrual loan coverage ratio	82	92	677	82	677
SELECTED RATIOS
Return on average assets (1)	-0.40%	0.07%	0.34%	-0.17%	0.51%
Return on average equity (1)	-5.47	0.98	4.41	-2.26	6.67
Return on average tangible equity (1) *	-5.53	0.99	4.47	-2.28	6.75
Net interest margin	2.76	2.76	3.25	2.76	3.35
Efficiency ratio	72.32	88.75	86.01	79.35	82.81
Bank common equity tier 1 (CETI) ratio	12.40	12.56	13.10	12.40	13.10
Bank total risk-based capital ratio	13.49	13.57	14.08	13.49	14.08

(1)  Performance ratios are annualized, where appropriate.

* See reconciliation of Non-GAAP Financial Measures later in this release.

2024 Significant Items
•	Loan charge-offs totaled $7.5 million in the second quarter of 2024 as the collectability of previously identified credits continues to deteriorate.
•	First Fed Bank ("First Fed" or "Bank") made progress on restructuring the balance sheet in the second quarter, resulting in an improved yield on earning assets.
- Sale-leaseback transaction completed in the second quarter, resulting in a $7.9 million gain on sale of premises and equipment.
- Sold $23.2 million of lower-yielding security investments which resulted in a $2.1 million loss on sale during the second quarter.
- Purchased $53.3 million of higher-yielding security investments year-to-date.
- Continued conversion of lower-yielding bank-owned life insurance ("BOLI") with one conversion completed in the first quarter and two additional policy restructures expected to be completed in the third and fourth quarters.
- Improved earning assets yield by 13 basis points over the prior quarter to 5.55%.
•	Net interest margin was flat compared to the prior quarter at 2.76% after decreasing for the past five quarters.
•	Loan mix shifted away from construction and commercial real estate in the second quarter. The weighted-average rate on new loans was 8.2% at June 30, 2024.
•	Borrowings decreased $68.9 million, or 18.5%, to $302.6 million at June 30, 2024, compared to $371.5 million at March 31, 2024.
•	Repurchased 214,132 shares of Company stock during the first quarter, which closed out the October 2020 Stock Repurchase Plan.
•	New share repurchase plan approved in April 2024 authorizing the repurchase of 10%, or 944,279, of authorized and outstanding shares.
•	Deposit growth of $41.7 million, or 2.5% during the second quarter to $1.71 billion.
•	Estimated insured deposits totaled $1.3 billion, or 76% of total deposits at June 30, 2024. Available liquidity to uninsured deposit coverage remains strong at 1.4x at June 30, 2024.
•	Classified loans increased to 2.3% of total loans at June 30, 2024, compared to 2.1% at December 31, 2023.
•	Nonperforming assets increased $4.2 million during the second quarter mainly due to credit concerns on one commercial construction project, partially offset by loan charge-offs.
•	Provision for credit losses of $8.7 million was taken in the second quarter related to loan charge-offs of substandard lending relationships and a higher provision on Splash program loans.
•	Completed a reduction-in-force impacting 9% of our workforce on July 24, 2024. This action, along year-to-date headcount management through attrition, is expected to result in a reduction in current levels of compensation expense by approximately $1.0 million a quarter starting in the fourth quarter of 2024.

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or "Company") today reported a net loss of $2.2 million for the second quarter of 2024, compared to net income of $396,000 for the first quarter of 2024 and $1.8 million for the second quarter of 2023. Basic and diluted loss per share were $0.25 for the second quarter of 2024, compared to basic and diluted earnings per share of $0.04 for the first quarter of 2024 and $0.20 for the second quarter of 2023. In the second quarter of 2024, the Company generated a return on average assets of -0.40%, a return on average equity of -5.47% and a return on average tangible common equity* of -5.53%. Loss before provision for income taxes was $2.8 million for the current quarter, compared to income of $843,000 for the preceding quarter, a decrease of $3.6 million, or 428.1%, and decreased $4.9 million compared to income of $2.2 million for the second quarter of 2023.

The Bank recorded commercial construction loan charge-offs totaling $4.0 million and commercial business loan charge-offs of $2.6 million in the second quarter of 2024 as a result of uncertainty in the collectability of the underlying collateral in specific loan relationships. Charge-offs are based on individual loan evaluations and do not represent a universal decline in the collectability of all loans in these categories. The Company continues to work on resolution plans for these loans. Recording these charge-offs had a significant negative impact on net income and was the primary reason for the net loss recorded for the current quarter.

The Bank continued efforts to restructure the balance sheet to improve earnings, which started in the fourth quarter of 2023. The Bank completed a sale-leaseback transaction involving six branch locations in May 2024. The sale of the branches resulted in a $7.9 million gain on sale of premises and equipment recorded during the second quarter of 2024. Monthly rent expense increased $130,000 as a result of the leaseback for an annual estimated increase of $1.6 million, partially offset by a $204,000 annual reduction to depreciation expense.

Investment security purchases during the second quarter of 2024 totaled $7.8 million, carrying an estimated weighted-average yield of 6.7% with a weighted-average life of 3.6 years. The Bank sold $23.2 million of securities with an average yield of 3.1% during the second quarter of 2024. Proceeds of $21.1 million were used to pay down borrowings carrying an average rate of 5.5%.

The fair value hedge on loans, tied to the compounded overnight index swap using the secured overnight financing rate index, established in the first quarter of 2024 added $551,000 to interest income year-to-date. The fair value hedge on loans reduces interest rate risk by reducing liability sensitivity while increasing interest income. We estimate that if rates remain unchanged, this hedge will add $1.4 million of annualized interest income in 2024. The estimated impact will be reduced if the Federal Reserve implements rate cuts during the year. The Bank should maintain a positive carry on its derivative for up to five rate cuts.

The balance sheet restructure plan also includes the surrender of $22.5 million and exchange of $3.5 million of existing BOLI contracts to reinvest in higher yielding products. The first-year revenue increase will be partially offset by taxes on surrender values and charges on exchanged contracts. The first $6.1 million policy earning 2.58% was surrendered during the first quarter and reinvested into a policy earning 5.18%. The remaining surrender transactions are expected to be completed by the end of the fourth quarter of 2024.

Net Interest Income

Total interest income increased $1.3 million to $28.6 million for the second quarter of 2024, compared to $27.3 million in the previous quarter, and increased $3.1 million compared to $25.5 million in the second quarter of 2023. Interest income increased in the current quarter due to higher yields on loans and investments combined with an increased volume in both categories. Interest and fees on loans increased year-over-year as the loan portfolio grew as a result of draws on new and existing lines of credit, originations of commercial real estate, commercial business and home equity loans, and auto and manufactured home loan purchases. Loan yields increased over the prior year due to higher rates on new originations as well as the repricing of variable and adjustable-rate loans tied to the Prime Rate or other indices.

Total interest expense increased $978,000 to $14.4 million for the second quarter of 2024, compared to $13.4 million in the first quarter of 2024, and increased $4.9 million compared to $9.5 million in the second quarter of 2023. Interest expense for the current quarter was higher due to a 4 basis point increase in the cost of deposits to 2.47% for the quarter ended June 30, 2024, from 2.43% for the prior quarter as a result of customers shifting deposit balances into higher paying products. While the cost of deposits continued to rise during the current quarter, it is significantly lower than the 31 basis point increase reported during the first quarter of 2024. The increase over the second quarter of 2023 was the result of a 93 basis point increase in the cost of deposits from 1.54% in the second quarter one year ago. A shift in the deposit mix from transaction and savings accounts to money market accounts and CDs also added to the higher cost of deposits compared to the second quarter of 2023. Higher costs of brokered CDs also contributed to additional deposit costs with a 150 basis point increase to 4.94% for the current quarter compared to 3.44% for the second quarter one year ago.

Net interest income before provision for credit losses for the second quarter of 2024 increased $307,000, or 2.2%, to $14.2 million, compared to $13.9 million for the preceding quarter, and decreased $1.8 million, or 10.9%, from the second quarter one year ago.

The Company recorded an $8.7 million provision for credit losses in the second quarter of 2024, primarily due to charge-offs of commercial construction loans, commercial business loans and the Splash unsecured consumer loan program with a small increase from the estimated pooled loss rates used in the Current Expected Credit Loss model. Decreases attributable to the loss factors applied to home equity lines of credit, commercial real estate and consumer loans at quarter end were offset by increases to the loss factors applied to one-to-four family, commercial business and multi-family loans. Higher loss factors and a moderate increase in commitment balances also resulted in a provision for credit losses on unfunded commitments at quarter end. The current quarter provision compares to a credit loss provision of $970,000 for the preceding quarter and a provision of $300,000 for the second quarter of 2023.

The net interest margin was 2.76% for both the second quarter of 2024 and the prior quarter, decreasing 49 basis points from 3.25% for the second quarter of 2023. The current quarter reflected higher yields received on increased volumes of loans and investments which were offset by an increased cost on a higher volume of borrowings. The decrease in net interest margin from the same quarter one year ago is due to higher funding costs for deposits and borrowed funds. The weighted-average yield on new loan originations was 8.24%, which partially offset the increase in the cost of funds. Organic loan production comprised 60% of new loan commitments for the second quarter with the remaining 40% added through purchases of higher-yielding loans from established third-party relationships. The Bank's fair value hedging agreements on securities and loans added $174,000 and $378,000, respectively, to interest income for the second quarter of 2024.

The yield on average earning assets for the second quarter of 2024 increased 13 basis points to 5.55% compared to the first quarter of 2024 and increased 38 basis points from 5.17% for the second quarter of 2023. The second quarter increase is attributable to higher loan volume and rates at origination and increased yields on variable-rate loans. The yield on investment securities was positively impacted by higher rates and increased volume as a result of the securities restructuring. The year-over-year increase in interest income was primarily due to higher average loan balances augmented by increases in yields on all earning assets, which were positively impacted by the rising rate environment.

The cost of average interest-bearing liabilities increased 14 basis points to 3.28% for the second quarter of 2024, compared to 3.14% for the first quarter of 2024, and increased 95 basis points from 2.33% for the second quarter of 2023. Total cost of funds increased to 2.87% for the second quarter of 2024 from 2.74% in the prior quarter and increased from 1.98% for the second quarter of 2023.

Current quarter increases were due to higher costs on interest-bearing customer deposits due to competitive pressures related to continued higher market rates and migration from lower costing deposits to higher yield money market accounts. The average brokered CDs balance increased $3.6 million from the linked quarter with no change in the average rate paid.

The increase over the same quarter last year was driven by higher rates paid on deposits and borrowings and higher average CD balances. The Company attracted and retained funding through the use of promotional products and a focus on digital account acquisition during 2023. The mix of retail deposit balances shifted from no or low-cost transaction accounts towards higher cost term certificate and higher yield money market and savings products. Retail CDs represented 26.8%, 28.4% and 25.8% of retail deposits at June 30, 2024, March 31, 2024 and June 30, 2023, respectively. Average interest-bearing deposit balances increased $14.1 million, or 1.0%, to $1.41 billion for the second quarter of 2024 compared to the first quarter of 2024 and increased $74.0 million, or 5.6%, compared to $1.33 billion for the second quarter of 2023.

Selected Yields	2Q 24 (Restated)	1Q 24	4Q 23	3Q 23	2Q 23
Loan yield	5.62%	5.51%	5.38%	5.31%	5.38%
Investment securities yield	5.01	4.75	4.53	4.18	4.09
Cost of interest-bearing deposits	2.91	2.86	2.52	2.22	1.87
Cost of total deposits	2.47	2.43	2.12	1.85	1.54
Cost of borrowed funds	4.76	4.52	4.50	4.45	4.36
Net interest spread	2.27	2.28	2.40	2.54	2.84
Net interest margin	2.76	2.76	2.84	2.97	3.25

Noninterest Income

Noninterest income increased to $7.4 million for the second quarter of 2024 compared to $2.2 million for the first quarter of 2024. A sale-leaseback transaction involving six branch properties was completed in the second quarter of 2024, resulting in a gain on sale of premises and equipment of $7.9 million. The Bank also sold lower-yielding securities which resulted in a recorded loss of $2.1 million in the current quarter. The proceeds from these activities were used to pay down higher-cost borrowings. Income from the gain on sale of loans in the current quarter includes $116,000 from SBA loans.

Noninterest income increased 329.4% from $1.7 million in the same quarter one year ago, primarily due to the sale-leaseback and security sales transactions described above.

Noninterest Income
$ in thousands	2Q 24	1Q 24	4Q 23	3Q 23	2Q 23
Loan and deposit service fees	$1,076	$1,102	$1,068	1,068	$1,064
Sold loan servicing fees and servicing rights mark-to-market	74	219	276	98	(191)
Net gain on sale of loans	150	52	33	171	58
Net (loss) gain on sale of investment securities	(2,117)	—	(5,397)	—	—
Net gain on sale of premises and equipment	7,919	—	—	—	—
Increase in cash surrender value of bank-owned life insurance	293	243	260	252	190
Other income	(48)	572	831	1,315	590
Total noninterest income	$7,347	$2,188	$(2,929)	$2,904	$1,711

Noninterest Expense

Noninterest expense totaled $15.6 million for the second quarter of 2024, compared to $14.3 million for the preceding quarter and $15.2 million for the second quarter a year ago. Increases were primarily due to incentive compensation of $436,000, a one-time tax assessment on the sale-leaseback of $359,000 and additional rent expense of $239,000 for the six properties sold in the sale-leaseback transaction. Other expense increased this quarter due to the one-time entry recorded in the first quarter of 2024 of $218,000 reducing the expense accrued for a civil money penalty. Current quarter decreases included a reduction in legal fees of $116,000, auditing services of $52,000 and consulting fees of $58,000.

The increase in total noninterest expenses compared to the second quarter of 2023 is mainly due to higher incentive compensation of $133,000, payroll taxes of $175,000, tax on the sale-leaseback of $359,000 and additional rent of $239,000, partially offset by lower advertising costs of $552,000, legal fees of $149,000 and consulting fees of $124,000. The Company continues to focus on controlling compensation expense and reducing advertising and other discretionary spending while higher market rates and an inverted yield curve persists, which are outside forces actively compressing the net interest margin.

Noninterest Expense
$ in thousands	2Q 24	1Q 24	4Q 23	3Q 23	2Q 23
Compensation and benefits	$8,588	$8,128	$7,397	$7,795	$8,180
Data processing	2,008	1,944	2,107	1,945	2,080
Occupancy and equipment	1,799	1,240	1,262	1,173	1,214
Supplies, postage, and telephone	317	293	351	292	435
Regulatory assessments and state taxes	457	513	376	446	424
Advertising	377	309	235	501	929
Professional fees	684	910	1,119	929	884
FDIC insurance premium	473	386	418	369	313
Other expense	906	580	3,725	926	758
Total noninterest expense	$15,609	$14,303	$16,990	$14,376	$15,217
	(Restated)
Efficiency ratio	72.32%	88.75%	150.81%	80.52%	86.01%

Investment Securities

Investment securities decreased $19.2 million, or 5.9%, to $306.7 million at June 30, 2024, compared to $326.0 million three months earlier, and decreased $15.3 million compared to $322.0 million at June 30, 2023. The Bank sold $23.2 million of lower-yielding securities and purchased $7.5 million, at higher rates, during the second quarter of 2024. The market value of the portfolio increased $848,000 during the second quarter of 2024 primarily due to changes in portfolio mix. At June 30, 2024, municipal bonds totaled $78.8 million and comprised the largest portion of the investment portfolio at 25.7%. Agency issued mortgage-backed securities ("MBS agency") were the second largest segment, totaling $77.3 million, or 25.2%, of the portfolio at quarter end. Included in MBS non-agency are $29.8 million of commercial mortgaged-backed securities ("CMBS"), of which 89.8% are in "A" tranches and the remaining 10.2% are in "B" tranches. Our largest exposure in the CMBS portfolio is to long-term care facilities, which comprises 65.2%, or $19.4 million, of our private label CMBS securities. All of the CMBS bonds have credit enhancements ranging from 28.8% to 99.8%, with a weighted-average credit enhancement of 55.2%, that further reduces the risk of loss on these investments.

The estimated average life of the securities portfolio was approximately 7.8 years at the current quarter end, the prior quarter and the second quarter of 2023. The effective duration of the portfolio was approximately 4.3 years at June 30, 2024, compared to 4.4 years in the prior quarter and 5.2 years at the end of the second quarter of 2023. Our recent investments have primarily been floating rate securities to take advantage of higher short-term rates above those offered on cash and to reduce our liability sensitivity.

Investment Securities Available for Sale, at Fair Value
$ in thousands	2Q 24	1Q 24	4Q 23	3Q 23	2Q 23
Municipal bonds	$78,825	$87,004	$87,761	$93,995	$100,503
U.S. Treasury notes	—	—	—	2,377	2,364
International agency issued bonds (Agency bonds)	—	—	—	1,703	1,717
U.S. government agency issued asset-backed securities (ABS agency)	13,982	14,822	11,782	—	—
Corporate issued asset-backed securities (ABS corporate)	16,483	13,929	5,286	—	—
Corporate issued debt securities (Corporate debt):
Senior positions	9,066	13,617	9,270	16,975	16,934
Subordinated bank notes	43,826	39,414	42,184	37,360	36,740
U.S. Small Business Administration securities (SBA)	9,772	7,911	—	—	—
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	77,301	83,271	63,247	66,946	71,565
Non-agency issued mortgage-backed securities (MBS non-agency)	57,459	65,987	76,093	89,968	92,140
Total securities available for sale, at fair value	$306,714	$325,955	$295,623	$309,324	$321,963

Loans and Unfunded Loan Commitments

Net loans, excluding loans held for sale, decreased $15.0 million, or 0.9%, to $1.68 billion at June 30, 2024, from $1.69 billion at March 31, 2024, and increased $56.9 million, or 3.5%, from $1.62 billion one year ago.

Auto and other consumer loans increased $16.8 million during the current quarter with $12.7 million of new Woodside auto loan purchases, $9.9 million of First Help auto loan purchases and Triad manufactured home loan purchases totaling $8.1 million, partially offset by payments. Multi-family loans increased $10.5 million during the current quarter. The increase was primarily the result of $12.7 million of construction loans converting into permanent amortizing loans, partially offset by scheduled payments. One-to-four family loans increased $6.0 million during the current quarter as a result of $12.0 million in residential construction loans that converted to permanent amortizing loans, partially offset by payments. Home equity loans increased $222,000 over the previous quarter due to organic home equity loan production of $2.1 million and draws on new and existing commitments offset by payments.

Commercial business loans decreased $19.2 million, primarily attributable to payment activity and a $5.8 million decrease in our Northpointe Bank Mortgage Purchase Program participation and year-to-date charge-offs totaling $2.7 million, which were partially offset by organic originations totaling $6.9 million and draws on existing lines of credit of $3.3 million. Construction loans decreased $18.1 million during the quarter, with $25.4 million converting into fully amortizing loans and year-to-date charge-offs totaling $4.0 million, partially offset by increases from draws on new and existing loans. New single-family residence construction loan commitments totaled $2.7 million in the second quarter, compared to $1.9 million in the preceding quarter. Commercial real estate loans decreased $9.6 million during the current quarter compared to the previous quarter as payoffs and scheduled payments exceeded originations of $4.5 million.

The Company originated $5.0 million in residential mortgages during the second quarter of 2023 and sold $4.9 million, with an average gross margin on sale of mortgage loans of approximately 2.05%. This production compares to residential mortgage originations of $5.0 million in the preceding quarter with sales of $5.2 million, and an average gross margin of 2.16%. Single-family home inventory remains historically low and higher market rates on mortgage loans continue to limit saleable mortgage loan production.

Loans by Collateral and Unfunded Commitments
$ in thousands	2Q 24 (Restated)	1Q 24	4Q 23	3Q 23	2Q 23
One-to-four family construction	$49,440	$70,100	$60,211	$72,991	$74,787
All other construction and land	58,346	55,286	69,484	71,092	81,968
One-to-four family first mortgage	434,840	436,543	426,159	409,207	428,879
One-to-four family junior liens	13,706	12,608	12,250	12,859	11,956
One-to-four family revolving open-end	44,803	45,536	42,479	38,413	33,658
Commercial real estate, owner occupied:
Health care	29,678	29,946	22,523	22,677	23,157
Office	19,215	17,951	18,468	18,599	18,797
Warehouse	14,613	14,683	14,758	14,890	15,158
Other	56,292	55,063	61,304	57,414	60,054
Commercial real estate, non-owner occupied:
Office	50,158	53,099	53,548	53,879	54,926
Retail	50,101	50,478	51,384	51,466	51,824
Hospitality	62,628	66,982	67,332	61,339	53,416
Other	84,428	93,040	94,822	96,083	90,870
Multi-family residential	350,382	339,907	333,428	325,338	296,398
Commercial business loans	79,055	90,781	76,920	75,068	80,079
Commercial agriculture and fishing loans	14,411	10,200	5,422	4,437	7,844
State and political subdivision obligations	405	405	405	439	439
Consumer automobile loans	151,121	139,524	132,877	134,695	137,860
Consumer loans secured by other assets	129,293	122,895	108,542	104,999	105,653
Consumer loans unsecured	5,209	6,415	7,712	9,093	10,437
Total loans	$1,698,124	$1,711,442	$1,660,028	$1,634,978	$1,638,160

Unfunded commitments under lines of credit or existing loans	$155,005	$148,736	$149,631	$154,722	$168,668

Deposits

Total deposits increased $41.7 million to $1.71 billion at June 30, 2024, compared to $1.67 billion at March 31, 2024, and increased $55.2 million, or 3.3%, compared to $1.65 billion one year ago. During second quarter of 2024, total retail customer deposit balances increased $10.2 million and brokered deposit balances increased $31.5 million. Compared to the preceding quarter, there were balance increases in brokered CDs of $31.5 million, business demand accounts of $20.9 million, business money market accounts of $18.3 million and consumer money market accounts of $9.3 million. These increases were partially offset by decreases in consumer CDs of $18.1 million, consumer savings accounts of $7.8 million, consumer demand accounts of $5.6 million, business savings accounts of $4.2 million, business CDs of $2.0 million, and public fund CDs of $664,000, during the second quarter of 2024. Increases in demand and money market accounts were driven by customer behavior as they sought out higher rates offered as CD specials matured. Overall, the current rate environment continues to contribute to greater competition for deposits with additional deposit rate specials offered to attract new funds.

The Company estimates that $328.4 million, or 24%, of total deposit balances were uninsured at June 30, 2024. Approximately $272.7 million, or 16%, of total deposits were uninsured business and consumer deposits with the remaining $134.1 million, or 8%, consisting of uninsured public funds at June 30, 2024. Uninsured public fund balances were fully collateralized. The Bank holds an FHLB standby letter of credit as part of our participation in the Washington Public Deposit Protection Commission program which covered $116.6 million of related deposit balances while the remaining $17.5 million was fully covered through pledged securities at June 30, 2024.

As of June 30, 2024, consumer deposits made up 57% of total deposits with an average balance of $23,000 per account, business deposits made up 22% of total deposits with an average balance of $53,000 per account, public fund deposits made up 8% of total deposits with an average balance of $1.6 million per account and the remaining 13% of account balances are brokered CDs. We have maintained the majority of our public fund relationships for over 10 years. Approximately 68% of our customer base is located in rural areas, with 19% in urban areas and the remaining 13% are brokered deposits as of June 30, 2024.

Deposits
$ in thousands	2Q 24	1Q 24	4Q 23	3Q 23	2Q 23
Noninterest-bearing demand deposits	$276,543	$252,083	$269,800	$280,475	$292,119
Interest-bearing demand deposits	162,201	169,418	182,361	179,029	189,187
Money market accounts	423,047	362,205	372,706	374,269	402,760
Savings accounts	224,631	242,148	253,182	260,279	242,117
Certificates of deposit, retail	398,161	443,412	410,136	379,484	333,510
Total retail deposits	1,484,583	1,469,266	1,488,185	1,473,536	1,459,693
Certificates of deposit, brokered	223,705	207,626	169,577	179,586	134,515
Total deposits	$1,708,288	$1,676,892	$1,657,762	$1,653,122	$1,594,208

Public fund and tribal deposits included in total deposits	$138,439	$132,652	$128,627	$130,974	$119,969
Total loans to total deposits	99%	102%	100%	99%	103%

Deposit Mix	2Q 24	1Q 24	4Q 23	3Q 23	2Q 23
Noninterest-bearing demand deposits	16.2%	15.0%	16.3%	17.0%	18.3%
Interest-bearing demand deposits	9.5	10.1	11.0	10.8	11.9
Money market accounts	24.8	21.6	22.5	22.6	25.3
Savings accounts	13.1	14.4	15.3	15.7	15.2
Certificates of deposit, retail	23.3	26.5	24.7	23.0	20.9
Certificates of deposit, brokered	13.1	12.4	10.2	10.9	8.4

Cost of Deposits for the Quarter Ended	2Q 24	1Q 24	4Q 23	3Q 23	2Q 23
Interest-bearing demand deposits	0.47%	0.45%	0.45%	0.46%	0.45%
Money market accounts	2.40	2.08	1.48	1.22	0.99
Savings accounts	1.62	1.63	1.54	1.42	1.22
Certificates of deposit, retail	4.10	4.13	3.92	3.52	3.25
Certificates of deposit, brokered	4.94	4.94	4.72	4.31	3.44
Cost of total deposits	2.47	2.43	2.12	1.85	1.54

Asset Quality

The allowance for credit losses on loans ("ACLL") increased $1.3 million from $18.0 million at March 31, 2024, to $19.3 million at June 30, 2024. The ACLL as a percentage of total loans was 1.14% at June 30, 2024, increasing from 1.05% at March 31, 2024, and from 1.06% one year earlier. The current quarter increase can be attributed to reserves taken on individually evaluated loans and an increase to the loss factors applied as a result of the current economic forecast.

Nonperforming loans totaled $23.6 million at June 30, 2024, an increase of $4.2 million from March 31, 2024, primarily attributable to a $8.1 million commercial construction loan placed on nonaccrual due to credit concerns during the current quarter, a $733,000 increase to a commercial construction relationship previously placed on nonaccrual, a $535,000 delinquent purchased one-to-four family loan and three delinquent auto loans totaling $406,000. Additions were offset by charge-offs totaling $4.9 million on loans previously placed on nonaccrual. The percentage of the allowance for credit losses on loans to nonperforming loans decreased to 82% at June 30, 2024, from 92% at March 31, 2024, and from 677% at June 30, 2023. This ratio continues to decline as higher balances of real estate loans are included in nonperforming assets with no significant corresponding increase to the ACLL as these loans are considered adequately collateralized.

Classified loans increased $3.6 million to $39.8 million at June 30, 2024, due to the downgrade of the loans placed on nonaccrual during the second quarter, partially offset by the same loan charge-offs noted above. An $11.2 million construction loan relationship, which became a classified loan in the fourth quarter of 2022; a $9.1 million commercial loan relationship which became classified in the fourth quarter of 2023; and the $8.1 million commercial construction loan relationship which became classified in the current quarter, account for 71% of the classified loan balance at June 30, 2024. The Bank has exercised legal remedies, including the appointment of a third-party receivership and foreclosure actions, to liquidate the underlying collateral to satisfy the real estate loans in two of the three collateral dependent relationships.

$ in thousands	2Q 24 (Restated)	1Q 24	4Q 23	3Q 23	2Q 23
Allowance for credit losses on loans to total loans	1.14%	1.05%	1.05%	1.04%	1.06%
Allowance for credit losses on loans to nonaccrual loans	82	92	94	714	677
Nonaccrual loans to total loans	1.39	1.14	1.12	0.15	0.16
Net charge-off ratio (annualized)	1.70	0.19	0.14	0.30	0.10

Total nonaccrual loans	$23,631	$19,481	$18,644	$2,374	$2,554
Reserve for unfunded commitments	$647	$548	$817	$828	$1,336

Capital

Total shareholders’ equity decreased to $158.9 million at June 30, 2024, compared to $160.5 million three months earlier, due to the $2.2 million net loss and dividends declared of $662,000, partially offset by an increase in the after-tax fair market values of the available-for-sale investment securities portfolio and derivatives of $666,000 and $173,000, respectively.

Book value per common share was $16.81 at June 30, 2024, compared to $17.00 at March 31, 2024, and $16.56 at June 30, 2023. Tangible book value per common share* was $16.64 at June 30, 2024, compared to $16.83 at March 31, 2024, and $16.39 at June 30, 2023.

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at June 30, 2024. Common Equity Tier 1 and Total Risk-Based Capital Ratios at June 30, 2024, were 12.4% and 13.5%, respectively.

	2Q 24 (Restated)	1Q 24	4Q 23	3Q 23	2Q 23
Equity to total assets	7.17%	7.17%	7.42%	7.25%	7.38%
Tangible common equity to tangible assets *	7.10	7.10	7.35	7.17	7.31
Capital ratios (First Fed Bank):
Tier 1 leverage	9.38	9.74	9.90	10.12	10.16
Common equity Tier 1 capital	12.40	12.56	13.12	13.43	13.10
Tier 1 risk-based	12.40	12.56	13.12	13.43	13.10
Total risk-based	13.49	13.57	14.11	14.38	14.08

Additional Initiatives

First Northwest approved a new share repurchase plan in an ongoing effort return capital to our shareholders in the second quarter of 2024. The Company's Board of Directors authorized the repurchase of 944,279 shares through such new share repurchase plan ("April 2024 Stock Repurchase Plan"). Cash dividends totaling $670,000 were paid in the second quarter of 2024.

* See reconciliation of Non-GAAP Financial Measures later in this release.

Awards/Recognition

The Company received several accolades as a leader in the community in the last year.

In October 2023, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive for the second year in a row.
In September 2023, the First Fed team was recognized in the 2023 Best of Olympic Peninsula surveys, winning Best Bank and Best Financial Advisor in Clallam County. First Fed was also a finalist for Best Bank in Jefferson County, Best Employer in Kitsap County and Best Bank and Best Financial Institution in Bainbridge.
In June 2023, First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.
In May 2023, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #1 in the medium-sized company category in 2023 and was ranked #3 in the same category in 2022.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision, and include, but are not limited to, statements about our plans, objectives, expectations and intentions that are not historical facts, and other statements often identified by words such as "believes," "expects," "anticipates," "estimates," or similar expressions. These forward-looking statements are based upon current management beliefs and expectations and may, therefore, involve risks and uncertainties, many of which are beyond our control. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K under the section entitled "Risk Factors," and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this press release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2024 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Geri Bullard, EVP, Chief Financial Officer and Chief Operating Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	June 30, 2024	March 31, 2024	June 30, 2023	Three Month Change	One Year Change
	(Restated)
ASSETS
Cash and due from banks	$19,184	$15,562	$19,294	23.3%	-0.6%
Interest-earning deposits in banks	63,995	61,784	59,008	3.6	8.5
Investment securities available for sale, at fair value	306,714	325,955	321,963	-5.9	-4.7
Loans held for sale	1,086	988	2,049	9.9	-47.0
Loans receivable (net of allowance for credit losses on loans $19,343, $17,958, and $17,297)	1,677,764	1,692,774	1,620,863	-0.9	3.5
Federal Home Loan Bank (FHLB) stock, at cost	13,086	15,876	12,621	-17.6	3.7
Accrued interest receivable	9,466	8,909	7,480	6.3	26.6
Premises held for sale, net	—	6,751	—	-100.0	n/a
Premises and equipment, net	10,714	11,028	18,140	-2.8	-40.9
Servicing rights on sold loans, at fair value	3,740	3,820	3,825	-2.1	-2.2
Bank-owned life insurance, net	41,113	34,681	40,066	18.5	2.6
Equity and partnership investments	15,085	15,121	14,569	-0.2	3.5
Goodwill and other intangible assets, net	1,084	1,085	1,087	-0.1	-0.3
Deferred tax asset, net	12,216	12,704	15,031	-3.8	-18.7
Prepaid expenses and other assets	40,715	32,982	26,882	23.4	51.5
Total assets	$2,215,962	$2,240,020	$2,162,878	-1.1%	2.5%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,708,288	$1,666,624	$1,653,122	2.5%	3.3%
Borrowings	302,575	371,455	303,397	-18.5	-0.3
Accrued interest payable	3,143	2,830	1,367	11.1	129.9
Accrued expenses and other liabilities	41,771	36,207	44,286	15.4	-5.7
Advances from borrowers for taxes and insurance	1,304	2,398	1,149	-45.6	13.5
Total liabilities	2,057,081	2,079,514	2,003,321	-1.1	2.7

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,453,247 at June 30, 2024; issued and outstanding 9,442,796 at March 31, 2024; and issued and outstanding 9,633,496 at June 30, 2023	94	94	96	0.0	-2.1
Additional paid-in capital	93,985	93,763	95,360	0.2	-1.4
Retained earnings	103,322	106,202	111,750	-2.7	-7.5
Accumulated other comprehensive loss, net of tax	(31,597)	(32,465)	(40,066)	2.7	21.1
Unearned employee stock ownership plan (ESOP) shares	(6,923)	(7,088)	(7,583)	2.3	8.7
Total shareholders' equity	158,881	160,506	159,557	-1.0	-0.4
Total liabilities and shareholders' equity	$2,215,962	$2,240,020	$2,162,878	-1.1%	2.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	June 30, 2024	March 31, 2024	June 30, 2023	Three Month Change	One Year Change
	(Restated)
INTEREST INCOME
Interest and fees on loans receivable	$23,733	$22,767	$21,299	4.2%	11.4%
Interest on investment securities	3,949	3,632	3,336	8.7	18.4
Interest on deposits in banks	571	645	617	-11.5	-7.5
FHLB dividends	358	282	222	27.0	61.3
Total interest income	28,611	27,326	25,474	4.7	12.3
INTEREST EXPENSE
Deposits	10,180	10,112	6,209	0.7	64.0
Borrowings	4,196	3,286	3,283	27.7	27.8
Total interest expense	14,376	13,398	9,492	7.3	51.5
Net interest income	14,235	13,928	15,982	2.2	-10.9
PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	8,640	1,239	300	597.3	2,780.0
Provision for (recapture of) credit losses on unfunded commitments	99	(269)	—	136.8	100.0
Provision for credit losses	8,739	970	300	800.9	2,813.0
Net interest income after provision for credit losses	5,496	12,958	15,682	-57.6	-65.0
NONINTEREST INCOME
Loan and deposit service fees	1,076	1,102	1,064	-2.4	1.1
Sold loan servicing fees and servicing rights mark-to-market	74	219	(191)	-66.2	138.7
Net gain on sale of loans	150	52	58	188.5	158.6
Net loss on sale of investment securities	(2,117)	—	—	100.0	100.0
Net gain on sale of premises and equipment	7,919	—	—	100.0	100.0
Increase in cash surrender value of bank-owned life insurance	293	243	190	20.6	54.2
Other income	(48)	572	590	-108.4	-108.1
Total noninterest income	7,347	2,188	1,711	235.8	329.4
NONINTEREST EXPENSE
Compensation and benefits	8,588	8,128	8,180	5.7	5.0
Data processing	2,008	1,944	2,080	3.3	-3.5
Occupancy and equipment	1,799	1,240	1,214	45.1	48.2
Supplies, postage, and telephone	317	293	435	8.2	-27.1
Regulatory assessments and state taxes	457	513	424	-10.9	7.8
Advertising	377	309	929	22.0	-59.4
Professional fees	684	910	884	-24.8	-22.6
FDIC insurance premium	473	386	313	22.5	51.1
Other expense	906	580	758	56.2	19.5
Total noninterest expense	15,609	14,303	15,217	9.1	2.6
(Loss) income before (benefit) provision for income taxes	(2,766)	843	2,176	-428.1	-227.1
(Benefit) provision for income taxes	(547)	447	475	-222.4	-215.2
Net (loss) income	(2,219)	396	1,701	-660.4	-230.5
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	—	—	75	n/a	-100.0
Net (loss) income attributable to parent	$(2,219)	$396	$1,776	-660.4%	-224.9%

Basic and diluted (loss) earnings per common share	$(0.25)	$0.04	$0.20	-725.0%	-225.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data) (Unaudited)

	Six Months Ended June 30,		Percent
	2024	2023	Change
	(Restated)
INTEREST INCOME
Interest and fees on loans receivable	$46,500	$40,803	14.0%
Interest on investment securities	7,581	6,518	16.3
Interest on deposits in banks	1,216	1,021	19.1
FHLB dividends	640	414	54.6
Total interest income	55,937	48,756	14.7
INTEREST EXPENSE
Deposits	20,292	10,562	92.1
Borrowings	7,482	5,907	26.7
Total interest expense	27,774	16,469	68.6
Net interest income	28,163	32,287	-12.8
PROVISION FOR CREDIT LOSSES
Provision for credit losses on loans	9,879	315	3,036.2
(Recapture of) provision for credit losses on unfunded commitments	(170)	(515)	67.0
Provision for (recapture of) credit losses	9,709	(200)	4,954.5
Net interest income after provision for (recapture of) credit losses	18,454	32,487	-43.2
NONINTEREST INCOME
Loan and deposit service fees	2,178	2,205	-1.2
Sold loan servicing fees and servicing rights mark-to-market	293	302	-3.0
Net gain on sale of loans	202	234	-13.7
Net loss on sale of investment securities	(2,117)	—	100.0
Net gain on sale of premises and equipment	7,919	—	100.0
Increase in cash surrender value of bank-owned life insurance	536	416	28.8
Other income	524	888	-41.0
Total noninterest income	9,535	4,045	135.7
NONINTEREST EXPENSE
Compensation and benefits	16,716	16,017	4.4
Data processing	3,952	4,118	-4.0
Occupancy and equipment	3,039	2,423	25.4
Supplies, postage, and telephone	610	790	-22.8
Regulatory assessments and state taxes	970	813	19.3
Advertising	686	1,970	-65.2
Professional fees	1,594	1,690	-5.7
FDIC insurance premium	859	570	50.7
Other	1,486	1,697	-12.4
Total noninterest expense	29,912	30,088	-0.6
(Loss) income before (benefit) provision for income taxes	(1,923)	6,444	-129.8
(Benefit) provision for income taxes	(100)	1,300	-107.7
Net (loss) income	(1,823)	5,144	-135.4
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	—	160	-100.0
Net (loss) income attributable to parent	$(1,823)	$5,304	-134.4%

Basic and diluted (loss) earnings per common share	$(0.21)	$0.59	-135.6%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Restated)
Performance ratios: (1)
Return on average assets	-0.40%	0.07%	-1.03%	0.46%	0.34%
Return on average equity	-5.47	0.98	-14.05	6.17	4.41
Average interest rate spread	2.27	2.28	2.40	2.54	2.84
Net interest margin (2)	2.76	2.76	2.84	2.97	3.25
Efficiency ratio (3)	72.3	88.8	150.8	80.5	86.0
Equity to total assets	7.17	7.17	7.42	7.25	7.38
Average interest-earning assets to average interest-bearing liabilities	117.6	118.3	118.2	120.0	120.7
Book value per common share	$16.81	$17.00	$16.99	$16.20	$16.56

Tangible performance ratios: (1)
Tangible common equity to tangible assets (4)	7.10%	7.10%	7.35%	7.17%	7.31%
Return on average tangible common equity (4)	-5.53	0.99	-14.20	6.23	4.47
Tangible book value per common share (4)	$16.64	$16.83	$16.83	$16.03	$16.39

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	1.07%	0.87%	0.85%	0.11%	0.12%
Nonaccrual loans to total loans (6)	1.39	1.14	1.12	0.15	0.16
Allowance for credit losses on loans to nonaccrual loans (6)	81.85	92.18	93.92	713.77	677.25
Allowance for credit losses on loans to total loans	1.14	1.05	1.05	1.04	1.06
Annualized net charge-offs to average outstanding loans	1.70	0.19	0.14	0.30	0.10

Capital ratios (First Fed Bank):
Tier 1 leverage	9.4%	9.7%	9.9%	10.1%	10.2%
Common equity Tier 1 capital	12.4	12.6	13.1	13.4	13.1
Tier 1 risk-based	12.4	12.6	13.1	13.4	13.1
Total risk-based	13.5	13.6	14.1	14.4	14.1

Other Information:
Average total assets	$2,219,370	$2,166,187	$2,127,655	$2,139,734	$2,118,014
Average total loans	1,717,830	1,678,656	1,645,418	1,641,206	1,605,133
Average interest-earning assets	2,072,280	2,027,821	1,980,226	1,994,251	1,975,384
Average noninterest-bearing deposits	251,442	249,283	259,845	276,294	282,514
Average interest-bearing deposits	1,408,018	1,422,116	1,379,059	1,377,734	1,333,943
Average interest-bearing liabilities	1,762,858	1,714,474	1,675,044	1,661,996	1,636,188
Average equity	163,079	161,867	155,971	160,994	161,387
Average common shares -- basic	8,783,086	8,876,236	8,928,620	8,906,526	8,914,355
Average common shares -- diluted	8,783,086	8,907,184	8,968,828	8,934,882	8,931,386
Tangible assets (4)	2,214,361	2,238,446	2,200,230	2,151,849	2,161,235
Tangible common equity (4)	157,280	158,932	161,773	154,369	157,914

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Six Months Ended June 30,
	2024	2023
	(Restated)
Performance ratios: (1)
Return on average assets	-0.17%	0.51%
Return on average equity	-2.26	6.67
Average interest rate spread	2.28	2.98
Net interest margin (2)	2.76	3.35
Efficiency ratio (3)	79.4	82.8
Equity to total assets	7.17	7.38
Average interest-earning assets to average interest-bearing liabilities	117.9	121.5
Book value per common share	$16.81	$16.56

Tangible performance ratios: (1)
Tangible common equity to tangible assets (4)	7.10%	7.31%
Return on average tangible common equity (4)	-2.28	6.75
Tangible book value per common share (4)	$16.64	$16.39

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	1.07%	0.12%
Nonaccrual loans to total loans (6)	1.39	0.16
Allowance for credit losses on loans to nonaccrual loans (6)	81.85	677.25
Allowance for credit losses on loans to total loans	1.14	1.06
Annualized net charge-offs to average outstanding loans	0.95	0.05

Capital ratios (First Fed Bank):
Tier 1 leverage	9.4%	10.2%
Common equity Tier 1 capital	12.4	13.1
Tier 1 risk-based	12.4	13.1
Total risk-based	13.5	14.1

Other Information:
Average total assets	$2,192,779	$2,084,299
Average total loans	1,698,357	1,605,133
Average interest-earning assets	2,050,050	1,942,510
Average noninterest-bearing deposits	250,362	288,343
Average interest-bearing deposits	1,415,068	1,311,311
Average interest-bearing liabilities	1,738,667	1,598,295
Average equity	162,473	160,359
Average common shares -- basic	8,829,687	8,912,358
Average common shares -- diluted	8,829,687	8,932,117
Tangible assets (4)	2,214,361	2,161,235
Tangible common equity (4)	157,280	157,914

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

	June 30, 2024	March 31, 2024	June 30, 2023	Three Month Change	One Year Change
	(Restated)
	(In thousands)
Real Estate:
One-to-four family	$389,934	$383,905	$365,600	$6,029	$24,334
Multi-family	350,076	339,538	296,561	10,538	53,515
Commercial real estate	375,511	385,130	375,961	(9,619)	(450)
Construction and land	107,273	125,347	157,060	(18,074)	(49,787)
Total real estate loans	1,222,794	1,233,920	1,195,182	(11,126)	27,612
Consumer:
Home equity	72,613	72,391	58,895	222	13,718
Auto and other consumer	285,623	268,834	253,950	16,789	31,673
Total consumer loans	358,236	341,225	312,845	17,011	45,391
Commercial business	117,094	136,297	130,133	(19,203)	(13,039)
Total loans receivable	1,698,124	1,711,442	1,638,160	(13,318)	59,964
Less:
Derivative basis adjustment	1,017	710	0	307	1,017
Allowance for credit losses on loans	19,343	17,958	17,297	1,385	2,046
Total loans receivable, net	$1,677,764	$1,692,774	$1,620,863	$(15,010)	$56,901

Selected loan detail:

	June 30, 2024	March 31, 2024	June 30, 2023	Three Month Change	One Year Change
	(Restated)
	(In thousands)
Construction and land loans breakout
1-4 Family construction	$56,514	$69,075	$65,025	$(12,561)	$(8,511)
Multifamily construction	43,341	45,776	58,070	(2,435)	(14,729)
Acquisition-renovation	—	—	7,266	—	(7,266)
Nonresidential construction	1,015	3,374	19,033	(2,359)	(18,018)
Land and development	6,403	7,122	7,666	(719)	(1,263)
Total construction and land loans	$107,273	$125,347	$157,060	$(18,074)	$(49,787)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$110,510	$105,525	$90,792	$4,985	$19,718
Woodside auto loans	131,151	128,072	125,948	3,079	5,203
First Help auto loans	17,427	8,326	5,602	9,101	11,825
Other auto loans	2,690	3,313	6,188	(623)	(3,498)
Other consumer loans	23,845	23,598	25,420	247	(1,575)
Total auto and other consumer loans	$285,623	$268,834	$253,950	$16,789	$31,673

Commercial business loans breakout
PPP loans	$5	$18	$54	$(13)	$(49)
Northpointe Bank MPP	9,150	15,047	23,904	(5,897)	(14,754)
Secured lines of credit	28,862	41,014	38,355	(12,152)	(9,493)
Unsecured lines of credit	1,133	1,001	1,231	132	(98)
SBA loans	7,146	8,944	9,038	(1,798)	(1,892)
Other commercial business loans	70,798	70,273	57,551	525	13,247
Total commercial business loans	$117,094	$136,297	$130,133	$(19,203)	$(13,039)

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not in conformity with generally accepted accounting principles in the United States of America ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculation of Total Revenue:

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Restated)
	(Dollars in thousands)
Net interest income	$14,235	$13,928	$14,195	$14,950	$15,982
Noninterest income	7,347	2,188	(2,929)	2,904	1,711
Total revenue, net of interest expense (1)	$21,582	$16,116	$11,266	$17,854	$17,693
(1) We believe this non-GAAP metric provides an important measure with which to analyze and evaluate income available for noninterest expenses.

Calculations Based on Tangible Common Equity:

	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023
	(Restated)
	(Dollars in thousands, except per share data)
Total shareholders' equity	$158,881	$160,506	$163,340	$156,065	$159,557
Less: Goodwill and other intangible assets	1,084	1,085	1,086	1,087	1,087
Disallowed non-mortgage loan servicing rights	517	489	481	609	556
Total tangible common equity	$157,280	$158,932	$161,773	$154,369	$157,914

Total assets	$2,215,962	$2,240,020	$2,201,797	$2,153,545	$2,162,878
Less: Goodwill and other intangible assets	1,084	1,085	1,086	1,087	1,087
Disallowed non-mortgage loan servicing rights	517	489	481	609	556
Total tangible assets	$2,214,361	$2,238,446	$2,200,230	$2,151,849	$2,161,235

Average shareholders' equity	$163,079	$161,867	$155,971	$160,994	$161,387
Less: Average goodwill and other intangible assets	1,085	1,085	1,086	1,087	1,088
Average disallowed non-mortgage loan servicing rights	489	481	608	557	801
Total average tangible common equity	$161,505	$160,301	$154,277	$159,350	$159,498

Net (loss) income	$(2,219)	$396	$(5,522)	$2,504	$1,776
Common shares outstanding	9,453,247	9,442,796	9,611,876	9,630,735	9,633,496
GAAP Ratios:
Equity to total assets	7.17%	7.17%	7.42%	7.25%	7.38%
Return on average equity	-5.47%	0.98%	-14.05%	6.17%	4.41%
Book value per common share	$16.81	$17.00	$16.99	$16.20	$16.56
Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	7.10%	7.10%	7.35%	7.17%	7.31%
Return on average tangible common equity (1)	-5.53%	0.99%	-14.20%	6.23%	4.47%
Tangible book value per common share (1)	$16.64	$16.83	$16.83	$16.03	$16.39

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

	June 30, 2024	June 30, 2023
	(Restated)
	(Dollars in thousands, except per share data)
Total shareholders' equity	$158,881	$159,557
Less: Goodwill and other intangible assets	1,084	1,087
Disallowed non-mortgage loan servicing rights	517	556
Total tangible common equity	$157,280	$157,914

Total assets	$2,215,962	$2,162,878
Less: Goodwill and other intangible assets	1,084	1,087
Disallowed non-mortgage loan servicing rights	517	556
Total tangible assets	$2,214,361	$2,161,235

Average shareholders' equity	$162,473	$160,359
Less: Average goodwill and other intangible assets	1,085	1,088
Average disallowed non-mortgage loan servicing rights	485	758
Total average tangible common equity	$160,903	$158,513

Net (loss) income	$(1,823)	$5,304
Common shares outstanding	9,453,247	9,633,496
GAAP Ratios:
Equity to total assets	7.17%	7.38%
Return on average equity	-2.26%	6.67%
Book value per common share	$16.81	$16.56
Non-GAAP Ratios:
Tangible common equity to tangible assets (1)	7.10%	7.31%
Return on average tangible common equity (1)	-2.28%	6.75%
Tangible book value per common share (1)	$16.64	$16.39

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.